Exhibit 23.2

KPMG LLP 1023 Walnut Street Boulder, Colorado, CO 80302

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2024, with respect to the consolidated financial statements of Viridian Therapeutics, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Boulder, Colorado

February 28, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.